EXHIBIT 99.1

FitLife Brands Announces First Quarter 2020 Results

OMAHA, NE – May 15, 2020 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), an international provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition™, PMD®, SirenLabs®, CoreActive®, Metis Nutrition™, iSatori™, Energize, and BioGenetic Laboratories, today announced results for the three months ended March 31, 2020.

Highlights for the quarter ended March 31, 2020 include:

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Total revenue increased 4.6% to $6.2 million.

●
Direct-to-consumer online sales increased to 14% of total revenue, compared to 10% in the same quarter last year.

●
Gross profit improved 7.7% to $2.7 million.

●
Gross margin increased to 44.5% compared to 43.2% in the same quarter last year.

●
Net income increased 20.3% to $1.4 million.

●
Net income per share increased to $1.36 per share, or $1.27 per diluted share, compared to $1.07 per share, or $0.94 per diluted share, in the same quarter last year.

For the first quarter ended March 31, 2020, total revenue was $6.2 million versus $5.9 million in the same quarter last year, an increase of 4.6%. The increase was primarily attributable to continued growth in our online direct-to-consumer business. During the first quarter of 2020, online sales accounted for approximately 14% of the Company’s revenue, compared to 10% during the first quarter of 2019.

Gross profit improved to $2.7 million, an increase of 7.7% from the first quarter of 2019. Gross margin improved from 43.2% to 44.5% over the same time period. The improvement in gross margin was driven by product mix and higher online sales volumes.

Total operating expenses increased 5.8% from $1.3 million to $1.4 million, driven by an increased investment in sales and marketing.

Net income for the first quarter of 2020 was $1.4 million, an increase of 20.3% over the same quarter in 2019. The Company delivered basic earnings per share of $1.36 in the first quarter of 2020, compared to $1.07 in the same quarter last year. Diluted earnings per share increased from $0.94 in the first quarter of last year to $1.27 this year.

Dayton Judd, the Company’s Chairman and CEO, commented “I am very pleased with the Company’s performance during the first quarter, especially given the disruption that began in mid-March due to the COVID-19 pandemic. That said, given the uncertainty brought on by the current environment, I know our stakeholders are more interested in how the business is performing during the second quarter. Therefore, to be as transparent as possible, the Company provides the following information, not subject to any procedures by our Independent Registered Public Accounting Firm, regarding its performance and position as of May 14, 2020.”

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Total accounts receivable outstanding is $1.1 million, of which approximately 66% is due from GNC.
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Most of our customers continue to pay us timely in the ordinary course of business. However, several customers owing a combined total of $0.1 million are currently three or more weeks behind in making payments, and roughly 30% of that amount has already been fully reserved and is not included in the total accounts receivable balance reported above.
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The Company repaid its line of credit in late April, and the full balance of the $2.5 million facility is available to draw again in the future as needed, subject to any borrowing base limitations.
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Total cash on hand is $2.9 million.
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The Company continues to pay all of its vendors timely in the ordinary course of business.
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Thus far during the second quarter, the Company’s direct-to-consumer online revenue is pacing roughly 100% higher than online revenue during the same time period last year.
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Retail sales of the Company’s products through GNC franchise locations experienced a year-over-year decline of 50-55% during late March and early April, but have been improving consistently each week since then, with recent declines in the 10-20% range relative to the same time period last year.
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The Company generated no revenue from GNC during April, as the warehouses and the franchisees worked through existing inventory.
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Beginning in the first half of May, the Company received orders from and has begun shipping products to GNC. Nevertheless, the Company anticipates that its revenue from GNC will be materially lower during the second quarter of 2020 compared to the same quarter last year.
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Due to cost-cutting efforts, the Company anticipates that operating expense for the second quarter of 2020 will be at least 7-10% lower than the first quarter of 2020.

Mr. Judd continued, “While much uncertainty remains, I am pleased with how our team is navigating this pandemic. The Company will provide additional updates as warranted.”

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 25,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS:	March 31,	December 31,
	2020	2019
	(Unaudited)
CURRENT ASSETS
Cash	$2,666,000	$265,000
Accounts receivable, net of allowance of doubtful accounts, $33,000 and $27,000 respectively	4,692,000	2,366,000
Inventories, net of allowance for obsolescence of $130,000 and $130,000, respectively	3,023,000	2,998,000
Prepaid expenses and other current assets	25,000	72,000
Total current assets	10,406,000	5,701,000

Property and equipment, net	124,000	136,000
Right of use asset, net of amortization, $241,000 and $226,000 respectively	239,000	254,000
Goodwill	225,000	225,000
Security deposits	10,000	10,000
TOTAL ASSETS	$11,004,000	$6,326,000

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$2,747,000	$2,010,000
Accrued expense and other liabilities	543,000	464,000
Product returns	276,000	256,000
Lease liability - current portion	44,000	46,000
Line of credit	2,500,000	-
Total current liabilities	6,110,000	2,776,000

LONG-TERM LEASE LIABILITY, net of current portion	196,000	208,000

TOTAL LIABILITIES	6,306,000	2,984,000

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none outstanding as of March 31, 2020 and December 31, 2019
Common stock, $.01 par value, 15,000,000 shares authorized; 1,060,033 and 1,054,516
issued and outstanding as of March 31, 2020 and December 31, 2019 respectively	12,000	12,000
Treasury stock, 210,631 and 198,731 shares, respectively	(1,790,000)	(1,619,000)
Additional paid-in capital	32,154,000	32,055,000
Accumulated deficit	(25,678,000)	(27,106,000)
Total stockholders' equity	$4,698,000	$3,342,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,004,000	$6,326,000

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

	Three months ended
	March 31
	2020	2019
	(Unaudited)

Revenue	$6,151,000	$5,878,000
Cost of goods sold	3,414,000	3,337,000
Gross profit	2,737,000	2,541,000

OPERATING EXPENSES:
General and administrative	733,000	774,000
Selling and marketing	671,000	550,000
Depreciation and amortization	12,000	15,000
Total operating expenses	1,416,000	1,339,000
OPERATING INCOME	1,321,000	1,202,000

OTHER EXPENSES (INCOME)
Interest expense	4,000	15,000
Gain on settlement	(70,000)	-
Total other expenses (income)	(66,000)	15,000

NET INCOME	1,387,000	1,187,000

PROVISION FOR INCOME TAXES	(41,000)	-

NET INCOME	1,428,000	1,187,000

NET INCOME AVAILAB LE TO COMMON SHAREHOLDERS	$1,428,000	$1,187,000

NET INCOME PER SHARE AVAILABLE TO COMMON SHAREHOLDERS:
Basic	$1.36	$1.07

Diluted	$1.27	$0.94

Basic weighted average common shares	1,051,752	1,111,943

Diluted weighted average common shares	1,126,303	1,268,526

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

	Three months ended March 31
	2020	2019
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,428,000	$1,187,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	12,000	15,000
Allowance for doubtful accounts	6,000	(4,000)
Allowance for inventory obsolescence	-	12,000
Common stock issued for services	16,000	23,000
Fair value of options issued for services	12,000	26,000
Right of use asset net of amortization and lease liability	2,000	3,000
Changes in operating assets and liabilities:
Accounts receivable - trade	(2,332,000)	(2,244,000)
Inventories	(25,000)	1,173,000
Prepaid expense	46,000	110,000
Accounts payable	737,000	(321,000)
Accrued interest	4,000	15,000
Accrued liabilities and other liabilities	75,000	20,000
Product returns	20,000	(136,000)
Net cash provided by (used in) operating activities	1,000	(121,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	-	300,000
Proceeds from exercise of stock options	71,000	-
Proceeds from line of credit	2,500,000	-
Repurchases of common stock	(171,000)	-
Net cash provided financing activities	2,400,000	300,000

CHANGE IN CASH	2,401,000	179,000
CASH, BEGINNING OF PERIOD	265,000	259,000
CASH, END OF PERIOD	$2,666,000	$438,000

Supplemental disclosure operating activities
Cash paid for interest	$-	$15,000

Non-cash investing and financing activities
Recording of lease asset and liability upon adoption of ASU-2016-02	$-	$343,000

The accompanying notes are an integral part of these condensed consolidated financial statements